NON-QUALIFIED STOCK OPTION AGREEMENT

                           XCEL BRANDS, INC.

AGREEMENT made as of the _____day of ____ 2011 (the "Grant Date") between XCel Brands, Inc. (the "Company"), a Delaware corporation, having a principal place of business in New York, New York and _________ (the "Grantee") residing at ___________________.

WHEREAS, the Company desires to grant to the Grantee a non-qualified option ("Option") to purchase _________ shares of its common stock (the "Common Stock");

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties hereto agree as follows:

1.           Grant of Option.  The Company hereby grants to the Grantee the right and Option to purchase all or any part of an aggregate of _________________ shares of its Common Stock (the "Shares"), on the terms and conditions and subject to all the limitations set forth herein.

2.           Purchase Price.  The purchase price of the Shares covered by the Option (the "Purchase Price") shall be $_____ per share.

3.           Exercise of Option.  The Option granted hereby shall become exercisable as to (i) one third of the Shares on the Grant Date, and (ii) an additional one third on each of the following two anniversaries of the Grant Date.

4.           Term of Option.  The Option shall terminate five (5) years from the date of this Agreement, but shall be subject to earlier termination as provided herein.

5.           Non-Assignability.  Except as set forth in this Section 5, without the written consent of the Company (which will not be unreasonably withheld, taking into account, among other considerations, the nature of the Company’s business), the Option shall not be transferable by the Grantee otherwise than by will or the laws of descent and distribution.  The Grantee may transfer this Option (i) through one or more successive gifts or a domestic relations order, to a family member, or (ii) to an entity in which more than 50% of the voting interests are owned by family members (or the Grantee) in exchange for an interest in that entity.  A “family member”, for purposes of this Section 5, includes any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the employee’s household (other than a tenant or employee), a trust in which these persons have more than 50% of the beneficial interest, a foundation in which these persons (or the Grantee) control the management of assets, and any other entity in which these persons (or the Grantee) own more than 50% of the voting interests.

6.           Exercise of Option and Issue of Shares.

(a)            The Option may be exercised in whole or in part (to the extent that it is exercisable in accordance with its terms) by giving written notice to the Company, together with the tender of the Purchase Price of the Shares covered by the Option.  Such written notice shall be signed by the person exercising the Option, shall state the number of Shares with respect to which the Option is being exercised, shall contain any warranty required by Section 10 below and shall otherwise comply with the terms and conditions of this Agreement.  The Company shall pay all original issue taxes with respect to the issue of the Shares pursuant hereto and all other fees and expenses necessarily incurred by the Company in connection herewith.  Except as specifically set forth herein, the Grantee or other holder of this Option acknowledges that any income or other taxes due from him with respect to this Option or the Shares issuable pursuant to this Option shall be the responsibility of the holder.  The holder of this Option shall have rights as a stockholder only with respect to any Shares covered by the Option after due exercise of the Option and tender of the full Purchase Price for the Shares being purchased pursuant to such exercise.

(b)           The Grantee may, at its option, exchange the Options represented by this Option, in whole or in part (a “Option Exchange”), into the number of Shares determined in accordance with this Section 6(b), by surrendering this Option at the principal office of the Company or at the office of the transfer agent, accompanied by a notice stating such Grantee’s intent to effect such exchange, the number of Shares to be exchanged and the date on which the Grantee requests that such Option Exchange occur (the “Notice of Exchange”).  The Option Exchange shall take place on the date specified in the Notice of Exchange or, if later, the date the Notice of Exchange is received by the Company (the “Exchange Date”).  Certificates for the Shares issuable upon such Option Exchange and, if applicable, a new Option certificate (a “Remainder Option Certificate”) of like tenor evidencing the Option which was subject to the surrendered Option and not included in the Option Exchange, shall be issued as of the Exchange Date and delivered to the Grantee.  In connection with any Option Exchange, the Grantee’s Option shall represent the right to subscribe for and acquire (I) the number of Shares (rounded to the next highest integer) equal to (A) the number of Shares specified by the Grantee in its Notice of Exchange (the “Total Share Number”) less (B) the number of Shares equal to the quotient obtained by dividing (i) the product of the Total Share Number and the existing Purchase Price per Share by (ii) the current Market Price (as hereinafter defined) of a share of Common Stock, and (II) a Remainder Option Certificate representing an option to purchase a number of Shares equal to the number of Shares covered by this Option minus the Total Share Number, if applicable.  For purposes of this Option, “Market Price” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on the Nasdaq Stock Market or another national stock exchange, the last sale price of the Common Stock for such date (or the nearest preceding date) on such national securities exchange on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a trading day from 9:30 a.m. New York City time to 4:02 p.m. New York City time); (b)  if the Common Stock is not traded on the Nasdaq Stock Market or another national securities exchange, the last sale price of the Common Stock for such date (or the nearest preceding date) on the OTC Bulletin Board; (c) if the Common Stock is not then listed or quoted for trading on a national securities exchange or the OTC Bulletin Board and if prices for the Common Stock are then reported in the “Pink Sheets” published by Pink Sheets, LLC (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported; or (d) in all other cases, the fair market value of a share of Common Stock as determined good faith by the resolution of the board of directors of the Company.

7.           Adjustment of Number of Shares Subject to Option.  Upon any adjustment of the Purchase Price pursuant to Section 8 hereof, the Grantee shall thereafter be entitled to purchase, at the adjusted Purchase Price, the number of shares (calculated to the nearest tenth of a share) obtained by multiplying the Purchase Price in effect immediately prior to such adjustment by the number of shares purchasable pursuant hereto immediately prior to such adjustment and dividing the product thereof by the Purchase Price resulting from such adjustment.

8.           Adjustment of Purchase Price.

8.1           If the Company shall split, subdivide or combine its Common Stock, the Purchase Price shall be proportionately decreased in the case of a split or subdivision or increased in the case of a combination.

8.2           If the Company shall pay a dividend with respect to the Common Stock or make any other distribution with respect to the Common Stock, except any distribution specifically provided for in Section 9 below, payable in shares of Common Stock, then the Purchase Price shall be adjusted, from and after the date of determination of the stockholders entitled to receive such dividend or distribution, to that price determined by multiplying the Purchase Price in effect immediately prior to such date of determination by a fraction (i) the numerator of which shall be the total number of shares of Common Stock outstanding immediately prior to such dividend or distribution, and (ii) the denominator of which shall be the total number of shares of Common Stock outstanding immediately after such dividend or distribution.

9.           Reclassification, Merger, etc.  In the case of any reclassification of the Common Stock or in the case of any consolidation or merger of the Company with or into another corporation (other than a  merger with another corporation in which the Company is the surviving corporation and which does not result in any reclassification of the Common Stock) or in the case of any sale of all or substantially all of the assets of the Company, then the Company, or such successor or purchasing corporation, as the case may be, shall execute a new Option certificate, providing that the Grantee shall have the right to exercise such new Option and upon such exercise to receive, in lieu of each share of Common Stock theretofore issuable upon exercise of this Option, the number and kind of shares of stock, other securities, money or property receivable upon such reclassification, change, consolidation or merger by a  holder of shares of the Common Stock with respect to one share of Common Stock.  Such new Option certificate shall provide for adjustments which shall be identical to the adjustments provided for herein.  The provisions of this Section 9 shall similarly apply to successive reclassifications, changes, consolidations or mergers.

10.         Purchase for Investment.  Unless the offering and sale of the Shares to be issued upon the particular exercise of the Option shall have effectively registered under the Securities Act of 1933, as now in force or hereafter amended, or any successor legislation (the "Act"), the Company shall be under no obligation to issue the Shares covered by such exercise unless and until the following conditions have been fulfilled:

(a)  The person(s) who exercise the Option shall warrant to the Company, at the time of such exercise, that such person(s) are acquiring such Shares for his or her own account, for investment and not with a view to, or for sale in connection with, the distribution of any such Shares, in which event the person(s) acquiring such Shares shall be bound by the provisions of the following legend or a substantially similar legend which shall be endorsed upon the certificate(s) evidencing their Shares issued pursuant to such exercise:

"The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended (the “Act”).  Such shares may not be sold, transferred or otherwise disposed of unless they have first been registered under the Act or, unless, in the opinion of counsel satisfactory to the Company's counsel, such registration is not required."

(b)         If deemed necessary by the Company, it shall have received an opinion of its counsel that the Shares may be issued upon such particular exercise in compliance with the Act without registration thereunder.  Without limiting the generality of the foregoing, the Company may delay issuance of the Shares until completion of any action or obtaining of any consent, which the Company deems necessary under any applicable law (including without limitation state securities or "blue sky" laws).

11.         Notices.  Any notices required or permitted by the terms of this Agreement shall be given by registered or certified mail, return receipt requested, addressed as follows:

To the Company:	c/o XCel Brands, Inc.
475 10th Avenue, 4th Floor
New York, New York 10018
Attention: Chief Executive Officer

To the Grantee:

or to such other address or addresses of which notice in the same manner has previously been given.  Any such notice shall be deemed to have been given when mailed in accordance with the foregoing provisions.  Either party hereto may change the addresses to which notices hereunder may be given by providing the other party hereto with written notice of such change.

12.         Governing Law.  This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware.

13.         Benefit of Agreement.  This Agreement shall be for the benefit of and shall be binding upon the heirs, executors, administrators and successors of the parties hereto.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and the Grantee has hereunto set his hand, all as of the day and year first above written.

XCel Brands, Inc.

By:
Name:
Title:

By:
Name: _______________, Grantee